UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RBB BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 18, 2022

TO THE SHAREHOLDERS OF RBB BANCORP:

This Supplement, dated May 16, 2022, provides updated information with respect to the Annual Meeting of the Shareholders (the “Annual Meeting”) of RBB Bancorp (the “Company”) to be held on Wednesday, May 18, 2022.

On or about April 18, 2022, the Company commenced the distribution of a Notice of 2022 Annual Meeting of Shareholders and Proxy Statement (collectively, the “Proxy Statement”) to its shareholders. This Supplement, which describes a recent change in the proposed nominees for election to the Company’s Board of Directors (the “Board”) and corrects certain disclosure concerning the Board’s previous determination that all of the Company’s current directors and director nominees are independent, should be read in conjunction with the Proxy Statement.

Resignation of Directors and Withdrawal of Director Nominees for Election

As previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2022, Alfonso Lau, a member of the Board and a nominee for election as a director at the Annual Meeting, resigned from the Board effective May 5, 2022 due to personal reasons.  The nomination of Mr. Lau for election as a director at the Annual Meeting has been withdrawn.

As also previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on May 16, 2022, Raymond Yu a member of the Board and a nominee for election as a director at the Annual Meeting, resigned from the Board effective May 10, 2022.   In his letter of resignation, Mr. Yu cited certain disagreements with respect to the Board’s director independence and potential conflicts of interest determinations, as well as the Company’s disclosures related to those matters.

Proposed Change to Elect the Remaining 12 Director Nominees in Proposal 1

In light of Messrs. Lau’s and Yu’s resignations from the Board and the subsequent withdrawal of their names as nominee for election as a director, Proposal 1 in the Proxy Statement now proposes to elect the twelve (12) remaining director nominees named in the Proxy Statement to hold office until his or her respective successor has been elected and qualified.

Following Mr. Yu’s resignation, the Board decreased its size to thirteen (13).

THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE FOR THE ELECTION OF EACH OF THE TWELVE (12) REMAINING DIRECTOR NOMINEES.

Director Independence

The Company previously disclosed in the Proxy Statement that the Board had determined that all of the Company’s current directors and director nominees qualify as independent under the rules of the Nasdaq Stock Market and the Securities and Exchange Commission (the “SEC”). Ms. Fui Ming (Catherine) Thian does not qualify as independent because her brother, who recently resigned as the Company’s Chairman, President and Chief Executive Officer, was an executive officer of the Company within the past three years. The reference in the Proxy Statement to Ms. Thian qualifying as independent was a scrivener’s error.

The Company disclosed in the Proxy Statement that the Board determined that director Peter Chang and director Chie-Min (Christopher) Koo did not satisfy Board-approved independence standards for service on the Board’s Audit Committee or Nominating and Governance Committee because Messrs. Chang and Koo were involved in a previously-undisclosed outside business venture with Mr. Simon Pang, the Company’s Executive Vice President and Chief Strategy Officer.  Such outside business venture did not do any business with the Company. As such, Messrs. Chang and Koo resigned from these Board committees.  However, the Board determined that Messrs. Chang and Koo Chang satisfied the general director independence standards established by The Nasdaq Stock Market.

Subsequent to the filing of the Proxy Statement and Mr. Yu’s resignation, although the Board is not currently aware of any information that would cause the Board to change its general director independence determinations with respect to Messrs. Chang and Koo, the Board, in an abundance of caution, determined to withdraw such determinations with respect to Messrs. Chang and Koo. In addition, the Board resolved to investigate the issues raised in Mr. Yu’s resignation letter in order to determine whether the involved directors may be deemed to be independent. The Company notes that regardless of the independence of Messrs. Chang and Koo, the Company continues to meet the independent director requirements under applicable Nasdaq stock market listing rules.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders (via Internet or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxy cards returned before the Annual Meeting will be voted for the directors nominated by the Board as instructed on the form, except that votes will not be cast for Mr. Lau or Mr. Yu because they are no longer standing for election. If you have not yet returned your proxy card or submitted your voting instructions, please complete the form or submit instructions disregarding Mr. Lau’s and Mr. Yu’s names as a nominee for election.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement under the caption “Information about the Annual Meeting, Voting and Proxies.”

We look forward to your participation at the Annual Meeting.

By Order of the Board of Directors,

/s/ David R. Morris

Interim President, Chief Executive Officer and Chief Financial Officer

1055 Wilshire Blvd. 12th floor, Los Angeles, CA 90017

May 16, 2022